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[LOGO OF DAUPHIN DEPOSIT CORPORATION APPEARS HERE]

          Dauphin Deposit
              Corporation                                   NEWS
        213 Market Street
    Harrisburg, Pa  17101


FOR IMMEDIATE RELEASE       CONTACT: Dorothy Moser
February 21, 1995                    Public Relations Officer
                                     (717) 255-2376

            DAUPHIN DEPOSIT AUTHORIZES 1,500,000 SHARE REPURCHASE

     Harrisburg, PA, February 21, 1995...Dauphin Deposit Corporation's board of directors authorized the repurchase of up to 1,500,000 shares of the Corporation's stock.

     Christopher R. Jennings, Chairman and Chief Executive Officer of the Corporation, indicated that available cash would be used to fund the share repurchases, which will be made from time to time on the open market or in privately negotiated transactions. He also pointed out that 115,500 shares remain from the share repurchase authorization granted in October, 1994. The shares purchased under the authorization would be used for general corporate purposes, including the Corporation's Employee Stock Purchase Plan, Stock Option Plan and other appropriate uses. Currently Dauphin has 30,865,118 shares outstanding.

     Dauphin Deposit Corporation with $5.0 billion in assets, is headquartered in Harrisburg, PA, and is the parent company of Dauphin Deposit Bank and Trust Company, which includes the Bank of Pennsylvania, Farmers Bank and Valleybank Divisions. Other major subsidiaries of the Corporation are Hopper Soliday & Co., Inc., and Eastern Mortgage Services, Inc.


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